                         VIRAGEN, INC. AND SUBSIDIARIES

                EXHIBIT 11 COMPUTATION OF LOSS PER COMMON SHARE

                                  (UNAUDITED)


                                                        THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                             MARCH 31,                                MARCH 31,
                                                     1996                 1995                 1996              1995
                                                     ----                 ----                 ----              ----
 PRIMARY AND FULLY DILUTED                        36,418,422             35,355,532         35,813,679         30,637,957
                                                  ==========             ==========         ==========         ==========
 Weighted average shares
   outstanding


   Net Loss                                      $(1,310,466)           $  (607,276)       $(3,090,515)       $(2,644,248)

 Deduct  required   dividends  on  convertible
 preferred stock                                         863                    863              2,588              2,588
                                                 -----------            -----------        -----------        -----------


 Loss attributable to common stock               $(1,311,329)           $  (608,139)       $(3,093,103)       $(2,646,836)
                                                 ===========            ===========        ===========        ===========

 Net loss per common share after deduction for
 required  dividends on  convertible preferred
 stock
                                                 $     (0.04)           $     (0.02)       $     (0.09)       $     (0.09)
                                                 ===========            ===========        ===========        ===========